Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 10, 2007

EIGHT NEW WAYS TO HOLD

COMMODITIES, EACH ONE

AN IMPROVEMENT ON THE

BURLAP SACK.

NEW COMMODITIES PRODUCTS

•	iPath® Dow Jones–AIG Agriculture Total Return Sub-IndexSM ETN (JJA)

•	iPath® Dow Jones–AIG Copper Total Return Sub-IndexSM ETN (JJC)

•	iPath® Dow Jones–AIG Energy Total Return Sub-IndexSM ETN (JJE)

•	iPath® Dow Jones–AIG Grains Total Return Sub-IndexSM ETN (JJG)

•	iPath® Dow Jones–AIG Industrial Metals Total Return Sub-IndexSM ETN (JJM)

•	iPath® Dow Jones–AIG Livestock Total Return Sub-IndexSM ETN (COW)

•	iPath® Dow Jones–AIG Natural Gas Total Return Sub-IndexSM ETN (GAZ)

•	iPath® Dow Jones–AIG Nickel Total Return Sub-IndexSM ETN (JJN)

EXISTING COMMODITIES PRODUCTS

•	iPath® Dow Jones-AIG Commodity Index Total ReturnSM ETN (DJP)

•	iPath® S&P GSCITM Crude Oil Total Return Index ETN (OIL)

•	iPath® S&P GSCITM Total Return Index ETN (GSP)

Introducing the latest iPath Exchange Traded Notes from Barclays–ETNs that provide investors exposure to hard-to-reach commodities markets. No matter which you choose, you’ll experience all the flexibility you’ve come to expect from our ETNs–including our existing oil and broad commodities products. To learn more about new investment opportunities from one of the world’s most established financial services companies, visit iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

VENABLES BELL & PARTNERS

VB&P Job: BARC-A001457

Client: BARC

Matrl Cls: 11/30/07

1st insert: 12/10/2007

Title: iPath Commodities

Live: None

Trim: 10 in x 10 in

Bleed: None

Pubs: Barron’s

Version : BN

Art director: Ben Bellayuto

Copywriter: Will Gorman

Account Mgr.: Jenn Gbur

Print Prod.: Gerald Quiambao

Color/B&W: 4C

Fonts: Times (Regular), Corporate S BQ (Extra Bold, Bold, Regular, Italic), Helvetica (Regular)

APPROVALS	BY	DATE
Studio Manager
Buddy Check
Art Director
Copywriter
Creative Director
Print Producer
Account Management
Designer
Project Management
Proof Reader

File: BARC_A001457_iPath_Commodities_left.indd

Date: 11/30/07 3:46 PM

DPA : Sandra Calisi/Sandra Calisi

PRODUCTION NOTES

•	All art is FINAL

•	Grey box and legal are 80k

•	Barclays blue is 100c

•	“Commodities” copy is 7.6

•	Body copy is 10.25pt

•	Bold legal is 10.25pt; regular legal is 9.25 pt

•	Keyline is 0.5 pt, 100k and DOES PRINT

•	Ad is built slightly smaller that trim to ensure all material prints.

READER

6

LASER%

None

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

In addition to factors affecting commodities generally, index components composed of futures contracts on nickel or copper, which are industrial metals, may be subject to a number of additional factors specific to industrial metals that might cause price volatility. These include changes in the level of industrial activity using industrial metals (including the availability of substitutes such as man-made or synthetic substitutes); disruptions in the supply chain, from mining to storage to smelting or refining; adjustments to inventory; variations in production costs, including storage, labor and energy costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally. Index components concentrated in futures contracts on agricultural products, including grains, may be subject to a number of additional factors specific to agricultural products that might cause price volatility. These include weather conditions, including floods, drought and freezing conditions; changes in government policies; planting decisions; and changes in demand for agricultural products, both with end users and as inputs into various industries.

“Dow Jones®”, “AIG®”, “Dow Jones-AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones-AIG Commodity Index Total ReturnSM”, “Dow Jones-AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones-AIG Copper Total Return Sub-IndexSM”, “Dow Jones-AIG Energy Total Return Sub-IndexSM”, “Dow Jones-AIG Grains Total Return Sub-IndexSM”, “Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Livestock Total Return Sub-IndexSM”, “Dow Jones-AIG Natural Gas Total Return Sub-IndexSM” and “Dow Jones-AIG Nickel Total Return Sub-IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

“Standard & Poor’s®”, “S&P®”, “GSCI®”, “S&P GSCITM”, “S&P GSCITM Index”, “S&P GSCITM Total Return Index”, “S&P GSCITM Crude Oil Total Return Index” and “S&P GSCITM Commodity Index” are trademarks or servicemarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The S&P GSCITM Index, the S&P GSCITM Total Return Index, the S&P GSCITM Crude Oil Total Return Index, and S&P GSCITM Commodity Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. or any of its affiliates (“Standard & Poor’s”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCITM Index or any of its subindexes to track general commodity market performance.

©2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 5748-iP-1207

Not FDIC Insured • No Bank Guarantee • May Lose Value

VB&P Job: BARC-A001457

Client: BARC

Matrl Cls: 11/30/07

1st insert: 12/10/2007

Title: iPath Commodities

Live: None

Trim: 10 in x 10 in

Bleed: None

Pubs: Barron’s

Version : BN

Art director: Ben Bellayuto

Copywriter: Will Gorman

Account Mgr.: Jenn Gbur

Print Prod.: Gerald Quiambao

Color/B&W: 4C

Fonts: Times (Regular), Corporate S BQ (Bold, Regular)

APPROVALS	BY	DATE
Studio Manager
Buddy Check
Art Director
Copywriter
Creative Director
Print Producer
Account Management
Designer
Project Management
Proof Reader

File: BARC_A001457_iPath_Commodities_right.indd

Date: 11/29/07 11:27 AM

DPA : Sandra Calisi/Sandra Calisi

PRODUCTION NOTES

•	All art is FINAL

•	Bold legal is 10.25pt; regular legal is 9.25pt; prints at 80k

•	Barclays blue is 100c

•	Keyline is 0.5 pt, 100k and DOES PRINT

•	Ad is built slightly smaller that trim to ensure all material prints.

READER

6

LASER%

None